EXHIBIT 4.2

AMENDMENT NO. 1

TO THE

VENTAS, INC.

2000 STOCK OPTION PLAN FOR DIRECTORS

WHEREAS, Ventas, Inc. (the “Company”) currently maintains and sponsors the Ventas, Inc. 2000 Stock Option Plan for Directors (the “Plan”); and

WHEREAS, the Board of Directors of the Company (the “Board”) wishes to amend the Plan, subject to the approval of the stockholders of the Company required pursuant to Article 7 of the Plan, to increase the number of shares reserved for issuance under the Plan by 200,000 shares.

NOW, THEREFORE, subject to the affirmative vote of the holders of the majority of the shares of Company’s common stock, par value $.25, represented at the Company’s 2003 Annual Meeting of Stockholders, in person or by proxy, and entitled to vote, or adjournments thereof, the Plan is hereby amended as follows:

1. By replacing the second sentence of Article 3 of the Plan with the following:

2. Subject to the adjustments provided for in Section 6, the aggregate number of Shares to be delivered upon exercise of all Options granted under the Plan shall not exceed 400,000 Shares.

Except as modified by this Amendment No. 1, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the 19th day of March, 2003, on behalf of the Board.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President